SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2003

QUINTILES TRANSNATIONAL CORP.
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	000-23520 (Commission File No.)	56-1714315 I.R.S. Employer Identification Number

4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411
(Address of principal executive offices)

(919) 998-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

The Registrant hereby files the Risk Factors set forth below. These Risk Factors also form the basis of the Risk Factors the Registrant is using in connection with its offering of certain subordinated notes as announced on August 26, 2003.

RISK FACTORS

          The potential loss or delay of our large contracts could adversely affect our results.

      Many of our customers can terminate their contracts with us upon 15 to 90 days’ notice. In the event of termination, our contracts often provide for fees for winding down the project, but these fees may not be sufficient for us to maintain our margins, and termination may result in lower resource utilization rates. In addition, we may not realize the full benefits of our backlog of contractually committed services if our customers cancel, delay or reduce their commitments under their contracts with us. Thus, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our net revenue and profitability. For instance, we believe that this risk of loss or delay of multiple contracts potentially has greater effect as we pursue larger outsourcing arrangements with global pharmaceutical companies. Also, over the past two years we have observed that customers may be more willing to delay, cancel or reduce contracts more rapidly than in the past. If this trend continues, it could become more difficult for us to balance our resources with demands for our services and our financial results could be adversely affected.

          We may be adversely affected by customer concentration.

      Although we did not have one customer that accounted for more than 10% of net service revenues for the six months ended June 30, 2003, one customer accounted for approximately 11% of our net service revenues for the year ended December 31, 2002 due, in part, to the effect of a long term contract that is set to expire as of the end of 2003. If this customer or any large customer decreases or terminates its relationship with us, our business, results of operations or financial condition could be materially adversely affected.

          If we lose the services of Dennis Gillings or other key personnel, our business could be adversely affected.

      Our success substantially depends on the performance, contributions and expertise of our senior management team, led by Dennis B. Gillings, Ph.D., our Chairman and founder. Our performance also depends on our ability to identify, attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. The departure of Dr. Gillings or any key executive, or our inability to continue to attract and retain qualified personnel could have a material adverse effect on our business, results of operations or financial condition.

          Underperformance of our commercial rights strategies could have a negative impact on our financial performance.

      As part of our PharmaBio Development Group business strategy, we enter into transactions with customers in which we take on some of the risk of the potential success or failure of the customer’s product. These transactions may include making a strategic investment in a customer, providing financing to a customer, or acquiring an interest in the revenues from a customer’s product. For example, we may build or provide a sales organization for a biotechnology customer to commercialize a new product in exchange for a share in the revenues of the product. We anticipate that in the early periods of many of these relationships, our expenses will exceed revenues from these arrangements, particularly where we are providing a sales force for the product at our own cost. Aggregate royalty or other payments made to us under these arrangements may not be adequate to offset our total expenditures in providing a sales force or in making milestone or marketing payments to our customers. We carefully analyze and select the customers and products with which we are willing to structure our risk-based deals. Products underlying our commercial rights strategies may not complete clinical trials, receive FDA approval or achieve the level of market acceptance or consumer demand that we expect, in which case we might not be able to earn a profit or recoup our investment with regard to a particular transaction. In addition, the timing of regulatory approval and product launch and the achievement of other milestones are generally beyond our control and can affect our actual return from these investments. The potential negative effect to us could increase depending on the nature and timing of these transactions and the length of time before it becomes apparent that the product will not achieve commercial success. Our financial results would be adversely affected if our customers or their products do not achieve the level of success that we anticipate and/or our return or payment from the product investment or financing is less than our costs with respect to these transactions.

          If we are unable to submit electronic records to the FDA according to FDA regulations, our ability to perform services for our customers which meet applicable regulatory requirements could be adversely affected.

      If we are unable to produce electronic records which meet the requirements of FDA regulations, our customers may be adversely affected when they submit the data concerned to the FDA in support of an application for approval of a product, which could harm our business. The FDA published 21 CFR Part 11 “Electronic Records; Electronic Signatures; Final Rule” (“Part 11”) in 1997. Part 11 became effective in August 1997 and defines the regulatory requirements that must be met for FDA acceptance of electronic records and/or electronic signatures in place of the paper equivalents. Part 11 requires that those utilizing such electronic records and/or signatures employ procedures and controls designed to ensure the authenticity, integrity and, as appropriate, confidentiality of electronic records, and Part 11 requires those utilizing electronic signatures to ensure that a person appending an electronic signature cannot readily repudiate the signed record. Pharmaceutical and biotechnology companies are increasing their utilization of electronic records and electronic signatures and are requiring their service providers and partners to do likewise. Becoming compliant with Part 11 involves considerable complexity and cost. Our ability to provide services to our customers in full compliance with applicable regulations includes a requirement that, over time, we become compliant and maintain compliance with the requirements of Part 11. We are making steady and documented progress in bringing our critical computer applications into compliance according to written enhancement plans that have been reviewed and approved by third-party authorities. Lower-priority systems are, likewise, being reviewed and revalidated. If we are unable to complete these compliance objectives, our ability to provide services to our customers which meet FDA requirements may be adversely affected.

          If we are unable to successfully develop and market potential new services, our growth could be adversely affected.

      A key element of our growth strategy is the successful development and marketing of new services that complement or expand our existing business. If we are unable to succeed in (1) developing new services and (2) attracting a customer base for those newly developed services, we will not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.

          Our product development services could result in potential liability to us.

      We contract with drug companies to perform a wide range of services to assist them in bringing new drugs to market. Our services include supervising clinical trials, data and laboratory analysis, electronic data capture, patient recruitment and other related services. The process of bringing a new drug to market is time-consuming and expensive. If we do not perform our services to contractual or regulatory standards, the clinical trial process could be adversely affected. Additionally, if clinical trial services such as laboratory analysis or electronic data capture and related services do not conform to contractual or regulatory standards, trial participants or trial results could be affected. These events would create a risk of liability to us from the drug companies with whom we contract or the study participants. Similar risks apply to our product development services relating to medical devices.

      We also contract with physicians to serve as investigators in conducting clinical trials. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third party investigators, and we would vigorously defend any such claims. However, such claims may still be brought against us, and it is possible we could be found liable for these types of losses. For example, we are among the defendants named in a purported class action by participants in an Alzheimer’s study seeking to hold us liable for alleged damages to the participants arising from the study.

      In addition to supervising tests or performing laboratory analysis, we also own a number of facilities where Phase I clinical trials are conducted. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug’s basic safety. We also could be liable for the general risks associated with ownership of such a facility. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers.

      We also provide some clinical trial packaging services. We could be held liable for any problems that result from the trial drugs we package, including any quality control problems in our packaging facilities. For example, accounting for controlled substances is subject to regulation by the United States Drug Enforcement Administration, or the DEA, and some of our facilities have been audited by the DEA. In one case, the DEA indicated that it found that we miscounted certain drugs, which was resolved to the DEA’s satisfaction by our providing a corrected accounting of these drugs to the DEA.

      We also could be held liable for errors or omissions in connection with our services. For example, we could be held liable for errors or omissions or breach of contract if one of our laboratories inaccurately reports or fails to report lab results. Although we maintain insurance to cover ordinary risks, insurance would not cover the risk of a customer deciding not to do business with us as a result of poor performance, which could adversely affect our results of operations and financial condition.

          Our rights to market and sell certain pharmaceutical products expose us to product risks typically associated with pharmaceutical companies.

      Our acquisition of the rights to market and sell SolarazeTM and the rights to other dermatology products acquired from Bioglan Pharma, Inc. at the end of 2001, as well as any other product rights we may hold in the future, subject us to a number of risks typical to the pharmaceutical industry. For example, we could face product liability claims in the event users of these products, or of any other pharmaceutical product rights we may acquire in the future, experience negative reactions or adverse side effects or in the event such products cause injury or death, are found to be unsuitable for their intended purpose or are otherwise defective. While we believe we currently have adequate insurance in place to protect us against these risks, we may nevertheless be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we manufacture or sell, and any such product liability claim could adversely affect our business, operating results or financial condition. In addition, similar to pharmaceutical companies, our commercial success in this area will depend in part on our obtaining, securing and defending our intellectual property rights covering our pharmaceutical product rights.

      These risks may be augmented by certain risks relating to our outsourcing of the manufacturing and distribution of these products or any pharmaceutical product rights we may acquire in the future. For example, as a result of our decision to outsource the manufacturing and distribution of SolarazeTM, we are unable to directly monitor quality control in the manufacturing and distribution processes.

      Our plans to market and sell SolarazeTM and other pharmaceutical products also subject us to risks associated with entering into a new line of business in which we have limited experience. If we are unable to operate this new line of business as we expect, the financial results from this new line of business could have a negative impact on our results of operations as a whole. The risk that our results may be affected if we are unable to successfully operate our pharmaceutical operations may increase in proportion with (1) the number of products or product rights we license or acquire in the future, (2) the applicable stage of the drug approval process of the products and (3) the levels of outsourcing involved in the development, manufacture and commercialization of such products.

          Our insurance may not cover all of our indemnification obligations and other liabilities associated with our operations.

      We maintain insurance designed to cover ordinary risks associated with our operations and our ordinary indemnification obligations. This insurance might not be adequate coverage or may be contested by our carriers. For example, our insurance carrier, to whom we paid premiums to cover risks associated with our product development services, filed suit against us seeking to rescind the insurance policies or to have coverage denied for some or all of the claims arising from litigation involving an Alzheimer’s study, which has since been settled in principle by the parties and remains subject to approval by named plaintiffs. The availability and level of coverage provided by our insurance could have a material impact on our profitability if we suffer uninsured losses or are required to indemnify third parties for uninsured losses.

      As part of the formation of Verispan,Verispan assumed our obligation under our settlement agreement with WebMD Corporation, or WebMD, to indemnify WebMD for losses arising out of or in connection with (1) the canceled Data Rights Agreement with WebMD, (2) our data business, which was contributed to the joint venture, (3) the collection, accumulation, storage or use of data by ENVOY for the purpose of transmitting or delivering data to us, (4) any actual transmission or delivery by ENVOY of data to us, or (5) violations of law or contract attributable to any of the events described in (1) through (5) above. These indemnity obligations are limited to 50.0% for the first $20 million in aggregate losses, subject to exceptions for certain indemnity obligations that were not transferred to Verispan. Although Verispan has assumed our indemnity obligations to WebMD relating to our former data business, Verispan may have insufficient resources to satisfy these obligations or may otherwise default with respect thereto. In addition, WebMD may seek indemnity from us, and we would have to proceed against Verispan.

      In addition, we also remain subject to other indemnity obligations to WebMD, including for losses arising out of the settlement agreement itself or out of the sale of ENVOY to WebMD. In particular, we could be liable for losses which may arise in connection with a class action lawsuit filed against ENVOY prior to its purchase by us and subsequent sale to WebMD. That lawsuit has been settled for $11 million, subject to court approval. Envoy and its insurance carrier, Federal, filed a lawsuit in June 2003 against us alleging that we should be responsible for payment of the settlement amount of $11 million and related fees and costs in connection with the agreement between the parties to settle the class action. Our indemnity obligation with regard to losses arising from the sale of ENVOY to WebMD including ENVOY’s class action lawsuit is not subject to the limitation on the first $20 million of aggregate losses described above.

          Exchange rate fluctuations may affect our results of operations and financial condition.

      We derive a large portion of our net revenue from international operations. Our revenues derived from non-U.S. operations accounted for approximately 56.4% and 61.3% of our net revenues for fiscal year ended December 31, 2002 and the six months ended June 30, 2003, respectively. In the future, our revenues from non-U.S. operations may grow. Our financial statements are denominated in U.S. dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect our results of operations and financial condition. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:

•	Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies.

•	Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the currency in which we incur expenses related to such contracts.

      We try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or we may hedge our transaction risk with foreign currency exchange contracts or options. Although we may hedge our transaction risk, there were no open foreign exchange contracts or options relating to service contracts at June 30, 2003. Despite these efforts, we may still experience fluctuations in financial results from our operations outside the United States, and we cannot assure you that we will be able to favorably reduce our currency transaction risk associated with our service contracts.

          Our plan to web-enable our product development and commercialization services may negatively impact our results in the short term.

      We are currently developing an Internet platform for our product development and commercialization services. We have entered into agreements with certain vendors for them to provide web-enablement services to help us develop this platform. If such vendors fail to perform as required or if there are substantial delays in developing and implementing this platform, we may have to make substantial further investments, internally or with third parties, to achieve our objectives. Meeting our objectives is dependent on a number of factors which may not take place as we anticipate, including obtaining adequate web-enablement services, creating web-enablement services which our customers will find desirable and implementing our business model with respect to these services. Also, these expenditures are likely to negatively impact our profitability, at least until our web-enabled products are operationalized. Over time, we envision continuing to invest in extending and enhancing our Internet platform in other ways to further support and improve our services. We cannot assure you that any improvements in operating income resulting from our Internet capabilities will be sufficient to offset our investments in the Internet platform. Our results could be further negatively impacted if our competitors are able to execute their services on a web-based platform before we can launch our Internet services or if they are able to structure a platform that attracts customers away from our services.

          The proposed merger with Pharma Services may divert management’s attention and disrupt our operations, which may harm our operating results.

      Our management has devoted and will continue to devote a significant amount of their time to completing the proposed merger with Pharma Services, which has diverted their attention away from our other business concerns. In addition, we are planning to reorganize some of our operating units in connection with the proposed merger, which may further divert management’s attention and may disrupt our operations, which could harm our operating results.

          We face other risks in connection with our international operations.

      We have significant operations in foreign countries. As a result, we are subject to certain risks inherent in conducting business internationally, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	political changes and economic crises may lead to changes in the business environment in which we operate; and

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations.

      In addition, we have undistributed earnings from our foreign subsidiaries. Those earnings are considered to be indefinitely reinvested and, accordingly, no United States federal or state income taxes have been provided. If those earnings were distributed, we would be subject to both United States federal and state income taxes and withholding taxes payable to various countries. Any resulting tax obligations could materially adversely affect our operations.

          We may not be able to derive the benefits we hope to achieve from Verispan, our joint venture with McKesson.

      In May 2002, we completed the formation of a joint venture, Verispan, with McKesson designed to leverage the operational strengths of the healthcare information business of each party. As part of the formation of Verispan, we contributed our former informatics business. As a result, Verispan remains subject to the risks to which our informatics business was exposed. If Verispan is not successful or if it experiences any of the difficulties described below, there could be an adverse effect on our results of operations and financial condition, as Verispan is a pass-through entity and, as such, its results are reflected in our financial statements to the extent of our interest in Verispan. We may not achieve the intended benefits of Verispan if it is not able to secure additional data in exchange for equity. Verispan also could encounter other difficulties, including:

•	its ability to obtain continuous access to de-identified healthcare data from third parties in sufficient quantities to support its informatics products;

•	its ability to process and use the volume of data received from a variety of data providers;

•	its ability to attract customers, besides Quintiles and McKesson, to purchase its products and services;

•	the risk of changes in healthcare information privacy laws and regulations that could create a risk of liability, increase the cost of Verispan’s business or limit its service offerings;

•	the risk that industry regulation may restrict Verispan’s ability to analyze and disseminate pharmaceutical and healthcare data; and

•	the risk that it will not be able to effectively and cost-efficiently replace services previously provided to the contributed businesses by the former parent corporations.

      Although we have a license to use Verispan’s commercially available data products and we may pay Verispan to create customized data products for us, if Verispan is unable to provide us with the quality and character of data products that we need to support those services, we would need to seek other strategic alternatives to achieve our goals.

      In contributing our former informatics business to Verispan, we assigned certain contracts to Verispan. Verispan has agreed to indemnify us against any liabilities we may incur in connection with these contracts after contributing them to Verispan, but we still may be held liable under the contracts to the extent Verispan is unable to satisfy its obligations, either under the contracts or to us.

Risks Relating to Our Industry

          Changes in aggregate spending, research and development budgets and outsourcing trends in the pharmaceutical and biotechnology industries could adversely affect our operating results and growth rate.

      Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to hire outside organizations like us to conduct large clinical research and sales and marketing projects. This practice grew substantially during the 1990’s and we benefited from this trend. Some industry commentators believe that the rate of growth of outsourcing will tend to decrease. If these industries reduce their outsourcing of clinical research and sales and marketing projects, our operations and financial condition could be materially and adversely affected. We also believe we have been negatively impacted recently by mergers and other factors in the pharmaceutical industry, which appear to have slowed decision-making by our customers and delayed certain trials. We believe our commercialization services have been particularly affected by recent reductions in new product launches and increases in the number of drugs losing patent protection. In addition, U.S. federal and state legislatures and numerous foreign governments have considered various types of health care reforms and have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profitability of new drugs, our customers may reduce their research and development spending, which could reduce the business they outsource to us. We cannot predict the likelihood of any of these events or the effects they would have on our business, results of operations or financial condition.

          Changes in government regulation could decrease the need for the services we provide.

      Governmental agencies throughout the world, but particularly in the United States, highly regulate the drug development/ approval process. A large part of our business involves helping pharmaceutical and biotechnology companies through the regulatory drug approval process. Any relaxation in regulatory approval standards could eliminate or substantially reduce the need for our services, and, as a result, our business, results of operations and financial condition could be materially adversely affected. Potential regulatory changes under consideration in the United States and elsewhere include mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures. These and other changes in regulation could have an impact on the business opportunities available to us.

          Failure to comply with existing regulations could result in a loss of revenue.

      We are subject to a wide range of government regulations and review by a number of regulatory agencies including, in the United States, the FDA, DEA, Department of Transportation and similar regulatory agencies throughout the world. Any failure on our part to comply with applicable regulations could materially impact our ability to perform our services. For example, non-compliance could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on us. If we were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be disqualified, and we could be required to redo the trial under the terms of our contract at no further cost to our customer, but at substantial cost to us. Moreover, from time to time, including the present, one or more of our customers are investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of their clinical trials and programs. In these situations, we often have provided services to our customers with respect to the trials and programs being investigated and we are called upon to respond to requests for information by these authorities and agencies. There is a risk that either our customers or regulatory authorities could claim that we performed our services improperly or that we are responsible for trial or program compliance. For example, our customer Biovail Corporation recently became the subject of government inquiries relating to the Cardizem LA P.L.A.C.E. late phase drug program, and has asserted publicly that we have warranted that this program complies with all laws and regulations. If our customers or regulatory authorities make such claims against us and prove them, we could be subject to substantial damages, fines or penalties.

          Our services are subject to evolving industry standards and rapid technological changes.

      The markets for our services are characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced services. To succeed, we must continue to:

•	enhance our existing services;

•	introduce new services on a timely and cost-effective basis to meet evolving customer requirements;

•	integrate new services with existing services;

•	achieve market acceptance for new services; and

•	respond to emerging industry standards and other technological changes.

          New and proposed laws and regulations regarding confidentiality of patients’ information could result in increased risks of liability or increased cost to us, or could limit our service offerings.

      The confidentiality and release of patient-specific information are subject to governmental regulation. Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the U.S. Department of Health and Human Services has issued regulations mandating heightened privacy and confidentiality protections. The federal government and state governments have proposed or adopted additional legislation governing the possession, use and dissemination of medical record information and other personal health information. Proposals being considered by state governments may contain privacy and security protections that are more burdensome than the federal regulations. In order to comply with these regulations, we may need to implement new security measures, which may require us to make substantial expenditures or cause us to limit the products and services we offer. In addition, if we violate applicable laws, regulations or duties relating to the use, privacy or security of health information, we could be subject to civil or criminal penalty.

           Our proposed transaction with Pharma Services is subject to uncertainties, including with respect to our periodic reports.

      Our proposed transaction with Pharma Services is subject to customary conditions, including regulatory and shareholder approval, and Pharma Services’ completion of its committed financing. If any of the conditions to closing are not satisfied or waived, the proposed transaction would not be completed and our public shareholders would not receive $14.50 per share in cash. In addition, the merger agreement relating to the proposed transaction can be terminated prior to completion of the transaction under certain circumstances, including where we receive an acquisition proposal from a third party that our board believes is more favorable to our shareholders than the Pharma Services transactions (after following specific procedures described in our merger agreement with Pharma Services). If the merger agreement is terminated, the proposed transaction would not be completed, our public shareholders would not receive $14.50 per share in cash and, in certain circumstances, we could be required to pay Pharma Services a termination fee of $52 million, as well as reimburse its costs, fees and expenses up to $5 million. If the merger is not completed, our common stock would continue to trade on the Nasdaq National Market, however, the value of our stock could decline substantially below the $14.50 per share consideration in the merger. We are currently targeting to close the proposed transaction, assuming the satisfaction or waiver of all conditions, in the third quarter of 2003. Even though we currently are targeting closing in the third quarter, the closing of the proposed transaction could be delayed beyond the third quarter of 2003 due to many factors, including factors beyond the control of either party. In addition, we may not reach a final settlement or otherwise prevail in the pending litigation regarding Pharma Services proposal to acquire us. An injunction or other adverse outcome in that litigation could have a material adverse effect on our financial condition, regardless of whether the merger is completed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINTILES TRANSNATIONAL CORP.

	By:	/s/ John S. Russell

Dated: September 2, 2003		John S. Russell
Executive Vice President